UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Care Investment Trust Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2009

Dear Stockholder:

You are invited to attend the annual meeting of stockholders of Care Investment Trust Inc. This year’s meeting will be held on Tuesday, June 9, 2009, at 10:00 a.m., local time, at the CIT Global Headquarters, 505 Fifth Avenue, 7th Floor, Room C/D, New York, New York 10017.

The attached proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

Your vote is important. Whether you plan to attend the meeting or not, please vote either over the Internet, by toll-free telephone or by completing the enclosed proxy card and returning it as promptly as possible. If you attend the meeting, you may continue to have your shares of common stock voted as instructed over the Internet, by toll-free telephone or in the proxy card or you may change your vote either by voting again before 11:59 p.m., Eastern Daylight Time, on June 8, 2009, the time at which the Internet and telephone voting facilities close or submitting a proxy card prior to or at the meeting.

Sincerely,

F. Scott Kellman
President and Chief Executive Officer

CARE INVESTMENT TRUST INC.
505 Fifth Avenue
6th Floor
New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on June 9, 2009

The 2009 annual meeting of stockholders of Care Investment Trust Inc. will be held on Tuesday, June 9, 2009, at 10:00 a.m., local time, at the CIT Global Headquarters, 505 Fifth Avenue, 7th Floor, Room C/D, New York, NY 10017. At the annual meeting, stockholders will vote upon the following proposals:

1.	To elect seven (7) directors to serve until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009; and
3.	To consider and act upon such other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on April 15, 2009, as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten (10) calendar days prior to the annual meeting, between the hours of 9:00 a.m. and 4:00 p.m., local time, at our corporate offices located at 505 Fifth Avenue, 6th Floor, New York, New York 10017. You may arrange to review this list by contacting our Secretary and Chief Compliance Officer, Salvatore (Torey) Riso.

All stockholders of record can vote (1) over the Internet, (2) by toll-free telephone (please see the proxy card for instructions), (3) by written proxy by signing and dating the proxy card and returning it, or (4) by attending the annual meeting in person. These various options for voting are described in the Notice of Internet Availability of Proxy Materials and on the proxy card.

Whether or not you plan to attend the annual meeting, please vote either over the Internet, by toll-free telephone or by completing, signing, dating and promptly returning the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously voted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By Order of our Board of Directors,

Salvatore (Torey) Riso
Secretary and Chief Compliance Officer

New York, New York
April 30, 2009

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CARE INVESTMENT TRUST INC.
505 Fifth Avenue
6th Floor
New York, NY 10017

PROXY STATEMENT

FOR 2009 ANNUAL MEETING OF STOCKHOLDERS
to be held on June 9, 2009

This proxy statement is furnished by Care Investment Trust Inc. to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at the 2009 annual meeting (the “Annual Meeting”) of stockholders to be held on Tuesday, June 9, 2009, at 10:00 a.m., local time, at the CIT Global Headquarters, 505 Fifth Avenue, 7th Floor, Room C/D, New York, NY 10017, and at any and all postponements or adjournments of our Annual Meeting. References in this proxy statement, unless the context requires otherwise, to “Care,” the “Company,” “we,” “our,” “ours,” and “us” refer to Care Investment Trust Inc. and our consolidated subsidiaries. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors is first being sent to our stockholders is April 30, 2009.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the meeting?

At the Annual Meeting, stockholders will be asked to vote on:

•	the election of seven (7) directors to serve until the 2010 annual meeting of stockholders or until their successors are duly elected and qualified;

•	the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009; and

•	any other matters that may properly be brought before the Annual Meeting or at any adjournments or postponements thereof.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	FOR the election of the following seven (7) nominees to the Board of Directors: Flint D. Besecker, Gerald E. Bisbee, Jr., Ph.D., Kirk E. Gorman, Alexandra Lebenthal, Karen P. Robards, J. Rainer Twiford and Steven N. Warden; and

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009.

Who is entitled to vote at the meeting?

If our records show that you were a holder of our common stock at the close of business on April 15, 2009, which is referred to in this proxy statement as the “record date,” you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date.

How many shares can vote?

As of the close of business on the record date, 20,044,717 shares of common stock of Care were issued and outstanding and entitled to vote. There is no other class of voting securities outstanding. You are entitled to one (1) vote for each share of common stock you held as of the close of business on the record date.

What constitutes a quorum?

A quorum refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. The presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast shall constitute a quorum for the transaction of business at the meeting.

How are “broker non-votes” and abstentions treated for quorum purposes?

The inspector of elections will treat shares referred to as “broker non-votes” (that is, shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. We will also treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. We believe that both the election of directors and the ratification of independent auditors are considered “discretionary” voting items under the rules of the New York Stock Exchange (the “NYSE”), and, as a result, your broker or nominee should be permitted to vote your shares in the absence of specific voting instructions from you.

What vote is needed to approve each proposal?

Election of Directors

The affirmative vote of the holders of record of a plurality of all of the votes cast at the meeting at which a quorum is present is necessary for the election of the directors. Our Corporate Governance Guidelines contain a policy that requires any director who receives more “withheld” votes than votes “for” his or her election to tender his or her resignation to our Chairman of the Board of Directors. Our Nominating, Corporate Governance and Investment Oversight Committee (“NCGIO Committee”) will then consider the tendered resignation and determine whether to accept or reject such tendered resignation. See “Corporate Governance Matters — Director Resignation Policy” below.

Ratification of Independent Auditors

The affirmative vote of the holders of record of a majority of all of the votes cast at the meeting at which a quorum is present is required for the ratification of the selection of our independent auditors and the ratification of any other matters properly presented at the meeting for stockholder approval.

How are “broker non-votes” and abstentions treated for purposes of the proposals?

Abstentions do not constitute a vote “for” or “against” either matter being voted on at the Annual Meeting and will not be counted as “votes cast.” Therefore, abstentions will have no effect on any of the proposals. “Broker non-votes” will be treated in the same manner as abstentions for purposes of the Annual Meeting. We believe that both the election of directors and the ratification of independent auditors are considered “discretionary” voting items under the rules of the NYSE, and, as a result, your broker or nominee should be permitted to vote your shares in the absence of specific voting instructions from you.

Can I change my vote after I submit my proxy card or give instructions over the Internet or telephone?

Yes. After you have submitted a proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	signing and forwarding to us a proxy with a later date; or

•	appearing in person and voting by ballot at the meeting.

Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting or by voting again before 11:59 p.m., Eastern Daylight Time, on June 8, 2009, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked. If you attend the Annual Meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy.

How do I vote?

Under rules recently adopted by the Securities and Exchange Commission (the “SEC”), we are now primarily furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2008 Annual Report to Stockholders (“2008 Annual Report”)) to each stockholder. If you received only a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our stockholders on or about April 30, 2009, and will be sent by electronic mail to our stockholders who have opted for such means of delivery on or about April 30, 2009. The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Daylight Time, on June 8, 2009.

If your shares of common stock are held by a broker, bank or other nominee ( i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares of common stock voted. Such stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of common stock of record.

How is my vote counted?

If you vote through the Internet, by phone, or properly execute a proxy in the accompanying form, and if we receive it prior to voting at the meeting, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made in the proxy, the common stock will be voted for the election of the director nominees named in this proxy statement and for the ratification of our Audit Committee’s expected appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

What other information should I review before voting?

If you received only a Notice by mail or electronic mail, the Notice will instruct you as to how you may access and review the proxy materials, including our 2008 Annual Report, which includes our Annual Report on Form 10-K, on the Internet. In addition, our 2008 Annual Report is available, free of charge, on our website at http://www.carereit.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain a copy of our 2008 Annual Report, free of charge, by directing your request in writing to Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017, Attention: Salvatore (Torey) Riso, Secretary and Chief Compliance Officer.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. We have retained Bank of New York-Mellon at an aggregate estimated cost of $4,500, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven (7) members. Six (6) directors are incumbent directors and, as discussed below, one (1) director, Steven N. Warden, was appointed by our Board of Directors on October 20, 2008, upon the resignation of Walter J. Owens. As with Mr. Owens, Mr. Warden was recommended as a candidate to our Board of Directors by CIT Healthcare LLC, our external manager (“Manager”). Our Board of Directors is nominating for re-election (and in the case of Mr. Warden, election) all seven (7) members of the Board of Directors. Each director elected at the Annual Meeting will be elected to serve a term of one (1) year. All nominees for director have consented to be named and have agreed to serve as directors if elected. We have no reason to believe that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept election or are unable to serve for any reason, the persons named as proxies or their substitutes will have authority, according to their judgment, to vote or refrain from voting for such substitute as may be designated by the Board.

Our bylaws provide that a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one (1), which is the minimum number required by the Maryland General Corporation Law, nor more than 15.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” each nominee.

Information Regarding the Nominees for Election

The following table and biographical descriptions set forth certain information, as of April 15, 2009, with respect to each nominee for election as director at the Annual Meeting, all of whom currently serve as directors.

Name	Age	Director Since

Nominee Directors
Kirk E. Gorman (Chairman)	58	2007
Flint D. Besecker (Vice Chairman)	43	2007
Gerald E. Bisbee, Jr., Ph.D.	66	2007
Alexandra Lebenthal	45	2007
Karen P. Robards	59	2007
J. Rainer Twiford	56	2007
Steven N. Warden	53	2008

Kirk E. Gorman has been the chairman of our Board of Directors since the consummation of our initial public offering in 2007. Since September 2003, Mr. Gorman has been senior vice president, chief financial officer of Jefferson Health System, Inc. Prior to joining Jefferson Health System, Mr. Gorman was chief financial officer of Universal Health Services, Inc. from 1987 until March 2003. Mr. Gorman was also president of Universal Health Realty Income Trust, a REIT specializing in healthcare and human service related facilities, from 1987 until March 2003. Mr. Gorman is currently a director of CardioNet Inc. and IASIS Healthcare Corporation. Mr. Gorman received an AB from Dartmouth College and an MBA from the Tuck School of Business.

Flint D. Besecker has been vice chairman and a member of our Board of Directors since the consummation of our initial public offering in 2007. Mr. Besecker is founder of Firestone Asset Management, a healthcare focused private equity business. In December 2004, Mr. Besecker joined CIT Group Inc. (“CIT Group” or “CIT”) and founded our Manager. He served as president of our Manager until April 30, 2008. In his capacity as president of our Manager, he was responsible for its overall strategy, growth and profitability. Prior to joining CIT Group in December 2004, Mr. Besecker held a variety of executive positions at GE Healthcare Financial Services (NYSE: GE) from October 1999 until November 2004. Mr. Besecker served as a managing director and group head of GE Healthcare Financial Services from October 2002 until November 2004 and, prior to that, as director — strategic marketing from October 2001 until October 2002. In addition, Mr. Besecker served as executive vice president and chief risk officer of Heller Healthcare Finance (NYSE: HF) and was the president and co-founder of Healthcare Analysis Corporation. He has also served as an officer of Healthcare Financial Partners (NYSE: HCFP). Mr. Besecker received a BS in accounting from Canisius College and is a certified public accountant.

Gerald E. Bisbee, Jr., Ph.D. has been a member of our Board of Directors since the consummation of our initial public offering in 2007. Since 1998, Mr. Bisbee has been chairman, president and chief executive officer of ReGen Biologics, Inc., an orthopedic medical device developer, manufacturer and distributor. Prior to joining ReGen, Mr. Bisbee was chairman and chief executive officer of APACHE Medical Systems, Inc., which he joined in 1989. Mr. Bisbee is currently a director of Cerner Corporation (NASDAQ: CERN). Mr. Bisbee received a BA in business from North Central College, an MBA from the Wharton School of the University of Pennsylvania and a Ph.D. and M. Phil. from Yale University.

Alexandra Lebenthal has been a member of our Board of Directors since the consummation of our initial public offering in 2007. Since October 2006, Ms. Lebenthal has been president and chief executive officer of Lebenthal & Co. LLC, formerly known as Alexandra & James, Co., a wealth management company, which she co-founded. Prior to forming Lebenthal & Co. LLC, Ms. Lebenthal was chief executive officer, executive vice president of the Lebenthal Division of Advest Inc. from January 2002 until December 2005. Ms. Lebenthal is currently a director of Broadridge Financial Solutions and The Securities Industry Financial Markets Organization (SIFMA). Ms. Lebenthal received an AB in history from Princeton University. We are using Broadridge Financial Solutions to assist us in the dissemination of our proxy materials to our stockholders in connection with the Annual Meeting.

Karen P. Robards has been a member of our Board of Directors since the consummation of our initial public offering in 2007. Since 1987, Ms. Robards has been a partner of Robards & Company, LLC, a financial advisory, consulting and private investment firm. From 1976 to 1987, Ms. Robards was an investment banker at Morgan Stanley & Co., where she headed its healthcare investment banking activities. Ms. Robards serves as the vice chair of the board of the closed-end mutual funds managed by Blackrock, Inc. and is a director of AtriCure Inc. (NASDAQ: ATRC). Ms. Robards is a co-founder and director of the Cooke Center for Learning and Development. Ms. Robards received an AB in economics from Smith College and an MBA from Harvard Business School.

J. Rainer Twiford has been a member of our Board of Directors since the consummation of our initial public offering in 2007. Since 1999, Mr. Twiford has been president of Brookline Partners, Inc., an investment advisory company. Prior to joining Brookline Partners, Mr. Twiford was partner of Trammell Crow Company from 1987 until 1991. Mr. Twiford is currently a director of IPI, Inc., Smith of Georgia and Tracon Pharmaceuticals, and previously served on the board of a children’s behavioral health company. Mr. Twiford received a BA and a Ph.D. from the University of Mississippi, an MA from the University of Akron and a JD from the University of Virginia.

Steven N. Warden joined CIT Group in 2005 as co-founder of our Manager. Mr. Warden was named President and Co-Head of our Manager in April 2008. Mr. Warden is also a member of our Manager’s Investment Committee. Prior to joining CIT, Mr. Warden was managing director of the Strategic Relationship Group at GE Healthcare Financial Services from 2002-2005. From 1992-2002, Mr. Warden was with Deutsche Bank Securities in New York, most recently as a managing director in the Leveraged Finance Group. Prior to joining Deutsche Bank Securities, Mr. Warden worked at Wells Fargo Bank and Manufacturers Hanover Trust Company. Mr. Warden received a BA from St. Lawrence University.

Executive Officers

The following sets forth biographical information regarding our executive officers as of April 15, 2009.

F. Scott Kellman, age 52, has been our chief executive officer since May 2007 and our president since March 2007. Mr. Kellman has been a managing director and head of real estate at our Manager since January 2007. Mr. Kellman is a veteran of the healthcare industry and has 22 years of experience deploying capital in healthcare real estate. Prior to joining our Manager, Mr. Kellman was senior vice president business development, at Healthcare Property Investors, Inc. (NYSE: HCP) from June 2005 until January 2007, where he was responsible for directing business development and sourcing investment opportunities. In addition, Mr. Kellman served as senior vice president, treasurer of Tenet Healthcare Corporation (NYSE: THC) from March 2003 until May 2005 where he managed the financial aspects of Tenet’s real estate as well as overseeing the company’s corporate finance and cash management functions. Prior to that, Mr. Kellman was an executive officer of Omega Healthcare Investors, Inc. (NYSE: OHI) from August 1993 until February 2002, where he acquired and provided debt financing for healthcare real estate properties. Mr. Kellman served as chief operating officer the last three years he was at Omega. In addition, Mr. Kellman founded and operated Medical REIT, a healthcare REIT, which was merged into Omega Healthcare in August 1993. Mr. Kellman received an AB in political science with high distinction as well as a JD from the University of Michigan.

Michael P. McDugall, age 49, has been our chief investment officer since May 2007. Mr. McDugall has been a managing director and head of risk management for real estate investment at our Manager since March 2007 and at CIT Commercial Real Estate since December 2007. In this capacity, he has overall credit responsibility for the real estate investment portfolio of our Manager. Prior to joining our Manager, Mr. McDugall held a variety of management roles at GE Commercial Finance Real Estate (NYSE: GE) from December 1987 to March 2007. From April 2002 until March 2007 Mr. McDugall served within GE’s North American equity investment division as a territory risk manager and credit officer within the business development and direct investments groups from April 2005 until March 2007 and before that within the strategic joint venture group from April 2002 until April 2005, where his responsibilities included overseeing transaction structuring, underwriting due diligence, credit approvals and closing due diligence. Prior to joining GE, Mr. McDugall was a manager with the accounting firm of PricewaterhouseCoopers (successor firm to Coopers and Lybrand) from January 1984 until December 1987 where he practiced as a certified public accountant. Mr. McDugall received a BS in business administration from LaSalle University.

Paul F. Hughes, age 54, was appointed as our chief financial officer and treasurer on March 17, 2009 and brings over 30 years of experience to the Company. He has held a number of executive and senior level positions at CIT Group during his career, and was recently appointed to serve as chief financial officer of CIT’s Corporate Finance unit. Mr. Hughes’ prior experience includes serving from 1986 to 2002 as Senior Vice President within CIT’s Equipment Finance unit, where he was responsible for overseeing financial operations, and serving from 2003 to 2009 as Senior Vice President of CIT’s Corporate Development unit, where he oversaw the coordination of acquisitions and dispositions of CIT’s businesses. Prior to that he served as Director within CIT’s Internal Audit department and also served as a Manager at Coopers and Lybrand (predecessor firm to PricewaterhouseCoopers). Mr. Hughes received a BS in business administration with a concentration in accounting from Northeastern University and attended the Executive Management Program at the Tuck School of Business. Mr. Hughes is a certified public accountant licensed in the State of New York.

Salvatore (Torey) V. Riso Jr., age 47, has been our secretary and chief compliance officer since February 2008. Our Board of Directors determined that he should be considered an “executive officer” in April 2008. Mr. Riso has been employed by CIT Group since September 2005, serving as senior vice president and chief counsel of CIT Corporate Finance since March 2007. Prior to his current position at CIT Group, Mr. Riso served as chief counsel for our Manager, and other business units of CIT Group. Between 1997 and 2005, Mr. Riso was an associate, and later, of counsel, in private practice in the New

York office of Orrick Herrington & Sutcliffe LLP, where he worked in Orrick’s energy and project finance practice. Mr. Riso received a BA in economics and history cum laude from UCLA, as well as a JD from the Loyola Law School of Los Angeles. He is licensed to practice law in New York and California.

The Board of Directors and its Committees

Our Board of Directors presently consists of seven (7) members. Six (6) of these members are incumbent directors (our “Incumbent Directors”) and one (1) member, Mr. Warden, was appointed in October 2008 to fill a vacancy on our Board created by the resignation of Walter J. Owens. The Board has affirmatively determined that Messrs. Bisbee, Gorman and Twiford as well as Ms. Lebenthal and Ms. Robards, representing a majority of its members, are independent, as such term is defined by the rules of the New York Stock Exchange (“NYSE”). The Board has also determined that Messrs. Bisbee, Gorman and Twiford as well as Ms. Lebenthal and Ms. Robards, are independent under the Company’s own definition of independence which is set forth below under “Corporate Governance Matters — Director Independence.”

The Board of Directors currently has three (3) standing committees: the Audit Committee, the Compensation Committee and the NCGIO Committee.

During fiscal year 2008, our Board of Directors held eighteen (18) meetings, our Audit Committee held four (4) meetings, our NCGIO Committee held three (3) meetings and our Compensation Committee held five (5) meetings.

With the exception of Ms. Lebenthal, who attended 74% of the combined total number of Board and Committee meetings for the Committees on which she served, each of our Incumbent Directors attended at least 75% of the combined total number of meetings of our Board of Directors and Committees of the Board on which he or she served during 2008. Ms. Lebenthal missed three (3) meetings on the same day due to illness.

Audit Committee

Our Board of Directors has established an audit committee that meets the definition provided by Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The Audit Committee is comprised of three (3) of our independent directors: Mr. Bisbee, Ms. Lebenthal and Ms. Robards. In addition to satisfying the NYSE’s definition of independence and the Company’s own definition of independence, our Audit Committee members satisfy the definition of independence imposed by Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Mr. Bisbee chairs the committee and has been determined by our Board of Directors to be an “audit committee financial expert” as that term is defined in the Securities Exchange Act of 1934, as amended.

The Audit Committee assists the Board of Directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

The Audit Committee is also responsible for engaging the independent auditors, reviewing with the independent auditors the plans and results of the audit engagement, approving professional services provided by the independent auditors and considering the range of audit and non-audit fees.

Nominating, Corporate Governance and Investment Oversight Committee

The NCGIO Committee is comprised of three (3) of our independent directors: Messrs. Gorman and Twiford and Ms. Robards. Mr. Gorman chaired the committee until December 2008 at which point Ms. Robards became the chair of the committee. The NCGIO Committee is responsible for:

•	identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving general operations of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•	annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the Board of Directors; and

•	reviewing and, if appropriate, approving certain investment opportunities.

Compensation Committee

The Compensation Committee, is comprised of three (3) of our independent directors: Messrs. Bisbee and Twiford and Ms. Lebenthal. Mr. Twiford chairs the committee. The principal functions of the Compensation Committee are to:

•	evaluate the performance of and compensation paid by us, if any, to our chief executive officer;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement;

•	administer our incentive plans; and

•	produce a report on executive compensation required to be included in our proxy statement for our annual meetings.

Director Compensation

The following table sets forth information regarding the compensation paid to, and the compensation expense we recognized with respect to, our Board of Directors during the fiscal year ended December 31, 2008:

	Fees Earned or
	Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)

Kirk E. Gorman	$60,029	$49,971	$110,000
Flint D. Besecker(2)	$33,351	$76,565	$109,916
Gerald E. Bisbee, Jr., Ph.D.	$57,529	$49,971	$107,500
Alexandra Lebenthal	$50,029	$49,971	$100,000
Karen P. Robards(3)	$50,654	$49,971	$100,625
J. Rainer Twiford	$55,029	$49,971	$105,000
Walter J. Owens(4)	$0	$0	$0
Steven N. Warden(5)	$0	$0	$0

(1)	Amounts recognized by the Company for financial statement reporting purposes in the fiscal year ended December 31, 2008 in accordance with FAS 123R. See Footnote 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded. As discussed below, each director, except for Messrs. Owens and Warden, receive an annual retainer payable half in cash and half in unrestricted shares of our common stock. These unrestricted shares are granted in approximately equal amounts per quarter in arrears and are based on the closing price of our common stock on the last business day of each quarter. The grant date fair market value of our common stock as of the ends of each of the fiscal quarters in 2008 were $10.55, $9.34, $11.48 and $7.79, respectively. Mr. Besecker began receiving separate director compensation after his resignation from our Manager on April 30, 2008, and his stock awards include a pro rata share of the unrestricted stock granted to our directors for the second quarter of 2008.

(2)	Mr. Besecker was an employee of our Manager until May 1, 2008. Prior to his resignation, he did not receive any cash compensation from the Company in connection with his service on our Board of Directors. He received a grant of 30,000 shares of restricted stock at the time of our initial public offering in June 2007, and under the terms of such restricted stock award, Mr. Besecker’s resignation from our Manager resulted in his grant of 30,000 shares of restricted stock being forfeited back to the Company. Our Board of Directors approved a new grant of 17,000 shares of restricted stock to Mr. Besecker on April 15, 2008. These 17,000 shares of restricted stock will vest on June 27, 2010, the same date that Mr. Besecker’s IPO restricted stock grant would have vested had it not been forfeited. The grant date fair market value of the 17,000 shares of restricted stock was $182,750 based on a closing stock price of $10.75. In addition, Mr. Besecker received a grant of 3,000 shares of restricted stock on June 3, 2008 that will vest ratably over a three-year period from the date of grant. The grant date fair market value of the 3,000 shares of restricted stock was $32,190 based on a closing stock price of $10.73. As discussed above, Mr. Besecker began to receive compensation equal to the compensation that we pay to our independent directors commencing as of the date he resigned from our Manager, April 30, 2008.

(3)	Ms. Robards received $625 for her role as chairwoman of the NCGIO Committee for the month of December 2008.

(4)	Mr. Owens resigned from our Board on October 3, 2008. He received no additional compensation to serve on our Board of Directors.

(5)	Mr. Warden was appointed to our Board on October 20, 2008. He received no additional compensation to serve on our Board of Directors.

Each independent director receives an annual retainer of $100,000. The annual retainer payable to our independent directors is payable quarterly in arrears, half in cash and half in unrestricted stock. Any portion of the annual retainer that an independent director receives in stock is granted pursuant to our 2007 Equity Plan.

The Chairman of our Board of Directors is entitled to receive an additional annual retainer of $10,000. The Chairs of our Audit Committee and our NCGIO Committee are each entitled to receive an additional annual retainer of $7,500. The Chairman of our Compensation Committee is entitled to receive an additional annual retainer of $5,000. These additional retainer amounts paid to our Board and committee chairs are payable in cash. Mr. Gorman waived the additional retainer he was entitled to receive as chairman of our NCGIO Committee during 2008. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on our Board of Directors.

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE’s corporate governance rules. We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of our corporate website at http://www.carereit.com to view or to obtain copies of the respective charters of our Board Committees, our Code of Business Conduct, Code of Ethical Conduct, Corporate Governance Guidelines and our Definition of an Independent Director. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You may also obtain, free of charge, a copy of the respective charters of our Board Committees, Code of Business Conduct, Code of Ethical Conduct, Corporate Governance Guidelines and our Definition of an Independent Director by directing your request in writing to Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017, Attention: Salvatore (Torey) Riso, Secretary and Chief Compliance Officer. Additional information relating to the corporate governance of the Company is included above in the section entitled “Proposal 1: Election of Directors.”

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director relationship and access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and management responsibilities. Our NCGIO Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Resignation Policy

In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election is required by our bylaws to promptly tender his or her resignation to the Chairman of the Board following certification of the stockholder vote.

The NCGIO Committee will promptly consider the resignation submitted by a director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the NCGIO Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the NCGIO Committee will consider all factors deemed relevant by the members of the NCGIO Committee including, without limitation, the stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to Care, and Care’s Corporate Governance Guidelines.

The Board will act on the NCGIO Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred. In considering the NCGIO Committee’s recommendation, the Board will consider the factors considered by the NCGIO Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the NCGIO Committee’s recommendation, we will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the SEC.

To the extent that one (1) or more directors’ resignations are accepted by the Board, the NCGIO Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this provision will not participate in the NCGIO Committee’s recommendation or the Board’s consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the NCGIO Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the independent directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them. This Board committee may, but need not, consist of all of the independent directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.

Director Independence

Our Corporate Governance Guidelines require that a substantial majority of the Board be composed of directors who meet the independence criteria established by the NYSE. For a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with Care (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Care). In assessing the materiality of a director’s relationship with Care, the Board broadly considers all relevant facts and circumstances, not only from the standpoint of the director, but also that of persons or organizations with which the director has an affiliation. The Board considers the following criteria, among others, in determining whether a director qualifies as independent:

•	The director cannot have been an employee, or have an immediate family member who was an executive officer, of Care during the preceding three (3) years;

•	The director cannot receive, or have an immediate family member who has received at any time during the previous three (3) years, more than $100,000 during any twelve-month period in direct compensation from Care, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service);

•	The director cannot be affiliated with or employed by, or have an immediate family member who was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Care or any of its consolidated subsidiaries during the preceding three (3) years;

•	The director cannot be employed, or have an immediate family member who was employed, as an executive officer of another company where any of Care’s present executives has served on such company’s compensation committee during the preceding three (3) years; and

•	The director cannot be an executive officer or an employee, or have an immediate family member who was an executive officer, of a company that made payments to or received payments from Care for property or services in an amount per year in excess of the greater of $1 million or 2% of such company’s consolidated gross revenues during the preceding three (3) years.

Our Definition of Independent Director is included as Appendix A to this proxy statement. Our Board of Directors has affirmatively determined, based upon its review of all relevant facts and circumstances, that each of the following director nominees has no direct or indirect material relationship with us and is independent under NYSE standards and our Definition of an Independent

Director: Messrs. Gerald E. Bisbee, Jr., Ph.D., Kirk E. Gorman and J. Rainer Twiford and Ms. Alexandra Lebenthal and Ms. Karen P. Robards.

Code of Business Conduct and Code of Ethical Conduct

Our Board of Directors has adopted a Code of Business Conduct and a Code of Ethical Conduct as required by the listing standards of the NYSE that applies to our directors, executive officers and employees of our Manager. The Code of Business Conduct and Code of Ethical Conduct were designed to assist our directors, executive officers and employees of our Manager in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Code of Ethical Conduct are compliance with applicable laws, conflicts of interest, use and protection of our Company’s assets, confidentiality, communications with the public, accounting matters, records retention and discrimination and harassment.

Communications with our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our independent directors as a group or our individual directors. Any such communications may be sent to our Board by U.S. mail or overnight delivery and should be directed to the Board of Directors, a Committee, the independent directors as a group, or an individual director, c/o Salvatore (Torey) Riso, Secretary and Chief Compliance Officer, at Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017, who will forward such communications on to the intended recipient. Any such communications may be made anonymously. In addition, stockholder communications can be directed to the Board by calling the Care hotline listed on our website.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by our Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our Company, you may do so in writing to the Chairman of our Audit Committee, c/o Salvatore (Torey) Riso, Secretary and Chief Compliance Officer, Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

Our Corporate Governance Guidelines require each member of our Board of Directors to attend each annual meeting of stockholders.

Identification of Director Candidates

Our NCGIO Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board of Directors and for recommending to the Board the director nominees to be considered for election at our annual meetings of stockholders.

In making recommendations to our Board, our NCGIO Committee considers such factors as it deems appropriate. The Board seeks diversity in its members with respect to background, skills and expertise, industry knowledge and experience. The NCGIO Committee uses the following general criteria for identifying director candidates:

1.	Directors should possess senior level management and decision-making experience;

2.	Directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

3.	In selecting director nominees, the Board should seek candidates with the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to Care and its stockholders;

4.	Directors should be highly accomplished in their respective field, with leadership experience in corporations or other complex organizations, including government, educational and military institutions;

5.	In addition to satisfying the independence criteria described in the Corporate Governance Guidelines, non-management directors should be able to represent all stockholders of Care;

6.	Directors who are expected to serve on a Committee of the Board shall satisfy the New York Stock Exchange and legal criteria for members of the applicable Committee;

7.	Directors should have the ability to exercise sound business judgment to provide advice and guidance to the Chief Executive Officer with candor; and

8.	The Board’s assessment of a director candidate’s qualifications includes consideration of diversity, age, skills and experience in the context of the needs of the Board.

The foregoing general criteria apply equally to the evaluation of all potential, non-management director nominees, including those individuals recommended by stockholders

Our NCGIO Committee may solicit and consider suggestions of our directors, our Manager or our management regarding possible nominees. As discussed above in “Proposal 1: Election of Directors,” Mr. Warden’s candidacy was recommended to our NCGIO Committee by our Manager. Our NCGIO Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

Our NCGIO Committee may consider director candidates recommended by our stockholders. Our NCGIO Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board. Any recommendations by stockholders should follow the procedures outlined under “Other Matters — Stockholder Proposals” in this proxy statement and should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. In addition, any stockholder recommending a director candidate should submit information demonstrating the number of shares of common stock that he or she owns.

Executive Sessions of Independent Directors

In accordance with our Corporate Governance Guidelines, the independent directors serving on our Board of Directors generally meet in executive session at the end of each regularly scheduled Board meeting without the presence of any directors or other persons who are part of our management. The executive sessions regularly are chaired by Kirk E. Gorman, our Chairman of the Board. Interested parties may communicate directly with the presiding director or non-management directors as a group through the process set forth above under “Communications with our Board of Directors.”

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our executive officers participate on our Compensation Committee.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee is expected to appoint the accounting firm of Deloitte & Touche LLP to serve as our independent auditors for the fiscal year ending December 31, 2009, subject to ratification of this appointment by our common stockholders. Deloitte & Touche LLP has served as our independent auditors since our formation and is considered by our management to be well-qualified. Deloitte & Touche LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our Company or any of our subsidiaries in any capacity.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees

Fees for audit services totaled approximately $815,000 in 2007, of which $648,400 represented audit fees associated with our annual audit, reviews of our quarterly reports on Form 10-Q, review of documents filed with the SEC, and a consent. In addition, audit fees include $166,600 related to our initial public offering in 2007. There were no audit-related fees in 2007.

Fees for audit services totaled approximately $865,500 in 2008, which represent audit fees associated with our annual audit, reviews of our quarterly reports on Form 10-Q, review of documents filed with the SEC, and a consent. In addition, fees for audit-related services totaled $152,500 for compliance with internal controls and purchase price allocation.

There were no tax fees or other fees paid to Deloitte & Touche LLP in 2007 and 2008.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee has sole authority (with the input of management) to approve in advance all engagements of our independent auditors for audit or non-audit services. All audit services provided by Deloitte & Touche LLP in 2008 were pre-approved by our Audit Committee.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with our Audit Committee Charter, which was approved in 2007. Management has the primary responsibility for the preparation and presentation and integrity of our financial statements and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2008 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed with our independent auditors, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. Our independent auditors also provided to the Audit Committee the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board relating to the independent accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee has discussed with our independent auditors the auditors’ independence from both management and our Company.

Our Audit Committee discussed with our independent auditors the overall scope and plans for their audit. Our Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Submitted by our Audit Committee

Gerald E. Bisbee, Jr. Ph.D. (Chairman)
Alexandra Lebenthal
Karen P. Robards

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We have no employees. We are managed by CIT Healthcare LLC, our Manager, pursuant to a management agreement between our Manager and us. All of our named executive officers (Messrs. Kellman, McDugall, O’Neill, Plenskofski and Riso) are, or in the case of Messrs. O’Neill and Plenskofski, were employees of our Manager or one of its affiliates. We have not paid, and we do not intend to pay, any cash compensation to our executive officers and we do not currently intend to adopt any policies with respect thereto. We do not have agreements with any of our executive officers or any employees of our Manager with respect to their cash compensation. Our Manager will determine the levels of base salary and cash incentive compensation that may be earned by our executive officers, as our Manager may determine is appropriate. Our Manager will also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs.

Cash compensation paid to our executive officers is paid by our Manager or its affiliates in part from the fees paid by us to our Manager under the management agreement. We do not control how such fees are allocated by our Manager to its employees. In addition, we understand that, because the services performed by our Manager’s employees, including our executive officers, are not performed exclusively for us, our Manager is not able to segregate that portion of the cash compensation paid to our executive officers by our Manager or its affiliates that relates to their services to us.

Equity Compensation

Our Compensation Committee may, from time to time, grant equity awards designed to align the interests of our executive officers with those of our stockholders, by allowing our executive officers to share in the creation of value for our stockholders through stock appreciation and dividends. The equity awards granted to our executive officers are generally subject to time-based vesting requirements designed to promote the retention of management and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager. We have adopted the Care Investment Trust Inc. 2007 Equity Plan, which provides for the issuance of equity-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock that may be made by us to our directors and officers and to our advisors and consultants who are providing services to the Company (which may include employees of our Manager and its affiliates) as of the date of the grant of the award. Shares of common stock issued to our independent directors in respect of their annual retainer fees are also issued under this plan.

Our Board of Directors has delegated its administrative responsibilities under the 2007 Equity Plan to our Compensation Committee. In its capacity as plan administrator, the Compensation Committee has the authority to make awards to eligible directors, officers, advisors and consultants, and to determine what form the awards will take and the terms and conditions of the awards. Grants of equity-based or other compensation to our chief executive officer must also be approved by the independent members of our Board.

Our Compensation Committee has retained Watson Wyatt Worldwide, an outside compensation consulting firm, to provide our Compensation Committee with relevant market data concerning the marketplace, our peer group and other compensation developments. Our Compensation Committee has the authority to replace Watson Wyatt or hire additional consultants at any time.

In February and March of 2008 Watson Wyatt performed a market analysis of REIT industry equity compensation practices. The initial study focused on organizational level design and grant practices. A group of nine commercial mortgage REITs and a group of 10 healthcare equity and hybrid

REITs were identified as the peer groups for the study. The specific REITs included in each group were as follows:

Commercial Mortgage REITs	Healthcare Equity and Hybrid REITS
• Anthracite Capital Inc.	• Cogdell Spencer Inc.
• Arbor Realty Trust Inc.	• Healthcare Realty Trust Inc.
• Capital Trust Inc.	• Medical Properties Trust Inc.
• Gramercy Capital Corp.	• Omega Healthcare Investors Inc.
• JER Investors Trust Inc.	• Senior Housing Properties Trust
• Northstar Realty	• Universal Health Realty Income Trust
• CBRE Realty Finance Inc	• LTC Properties
• Deerfield Triarc Capital Corp.	• National health Investors Inc.
• Quadra Realty Trust Inc	• BRT Realty Trust
• CapLease Inc.

In addition to the analysis of organizational level practices, Watson Wyatt performed a second analysis of equity grant practices to individual executives. For purposes of this analysis a third peer group of small-cap REITs in various asset classes was utilized. This third group was established because our Compensation Committee believed that this group would more appropriately reflect the practices of organizations our size. This specific group of REITs included:

• Glimcher Realty Trust	• Education Realty Trust
• GMH Communities Trust	• First Potomac Realty Trust
• Sun Communities Inc.	• Supertel Hospitality Inc.
• Ramco Gershenson Properties Trust	• Capital Trust Inc.
• Associated Estates Realty Corp.	• Cogdell Spencer Inc.
• Kite Realty Group Trust	• BRT Realty Trust
• Cedar Shopping Centers	• UMH Properties, Inc.
• CapLease Inc.	• Agree Realty Corp.

Our Compensation Committee also worked with Watson Wyatt to develop a long-term equity based compensation program for our named executive officers, the details of which are described below.

Special Equity Grant to Mr. Kellman

On April 8, 2008, our Board of Directors approved a special grant of 35,000 restricted stock units to Mr. Kellman. The award had a deferred vesting schedule that provided for 50% of the award to vest on the third anniversary of the grant (April 8, 2011) and the remaining 50% to vest on the fourth anniversary of the grant (April 8, 2012). Our Board of Directors granted the award to Mr. Kellman, which had a grant date fair market value of $384,650 based on our closing stock price on April 8, 2008 of $10.99 per share, in order to address retention concerns. The retention award was determined taking into consideration market-based annual equity award values for comparable positions, Mr. Kellman’s unvested equity award holdings, as well as our Compensation Committee’s views on the level of award needed to retain Mr. Kellman over the next four years.

2008 Equity Compensation Program

On May 12, 2008, our Compensation Committee approved (i) a grant of restricted stock units (“RSUs”) to our named executive officers to recognize their contribution to our company since our initial public offering and (ii) two new performance-based equity incentive programs under our 2007 Equity Plan. The first program is an annual performance-based RSU award program (the “RSU Award Program”) and the second program is a three-year performance share plan (the “Performance Share

Plan”). The primary objectives for establishing the performance based equity incentive programs included:

•	Motivate and reward our named executive officers for sustained Company performance

•	Retain our named executive officers

•	Promote stock ownership, further aligning the interests of our named executive officers and stockholders

•	Be competitive with market practices

The development of the two new programs was based on the recommendations of Watson Wyatt, which took into consideration the results of their study of organizational level design and grant practices, and individual executive award practices.

Initial 2008 RSU Awards

On May 12, 2008, our Compensation Committee approved initial awards of RSUs to each of our named executive officers to recognize each executive officer’s contribution to the Company’s performance since its initial public offering in June 2007. Mr. Kellman received 23,255 RSUs with a grant date fair market value equal to approximately $250,000 based on a closing stock price of $10.75 on the grant date. Mr. McDugall received 3,720 RSUs with a grant date fair market value equal to approximately $40,000 based on a closing stock price of $10.75 on the grant date. Mr. Riso received 16,279 RSUs with a grant date fair market value equal to approximately $175,000 based on a closing stock price of $10.75 on the grant date. Mr. O’Neill did not receive an award. Mr. Plenskofski had not yet joined the Company. Each RSU award will vest annually in four equal installments beginning on May 12, 2009. The initial RSU awards were determined taking into consideration the annual award opportunities established under our ongoing RSU grant program, which were based on the market assessment conducted by Watson Wyatt, and reflected our partial year as a publicly traded company. Although predetermined objectives were not established, our Compensation Committee took into consideration the Company’s overall performance, specifically:

•	The purchase of $283 million of senior secured healthcare mortgages

•	The securing of a credit facility with up to $300 million of capacity

•	The acquisition of an 85% interest in a portfolio of Class A medical office properties as well as senior equity interests in four senior living facilities

In addition to the Company’s performance, the individual performance of each executive was considered in making the RSU grant determinations.

2008 RSU Performance-Based Award Program

Our 2008 RSU Performance-Based Award Program was designed to incentivize our executive officers to improve Adjusted Funds from Operations (“AFFO”) and to contribute to our strategic portfolio shift away from mortgage loan assets and into equity investments in real estate related assets. AFFO is defined as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (losses) from sales of property, plus the expenses associated with depreciation and amortization on real estate assets and non-cash equity compensation expenses and the effects of straight lining lease revenue, one-time events pursuant to changes in GAAP and other non-cash charges. Proportionate adjustments for unconsolidated partnerships and joint ventures will also be taken when calculating the Company’s AFFO. A discretionary individual performance feature was also included in the design of the program. Our Compensation Committee approved the following design features and performance targets at its meeting on May 12, 2008:

Metric	Weighting	Threshold	Target	Maximum

AFFO/ Share	60%	$.52	$.58	$.64
Equity/Debt Portfolio Mix(1)	20%	59% Equity	65% Equity	71% Equity
Individual Performance	20%	N/A	20%	30% for exceptional performance

(1)	For Equity Portfolio, calculated using Enterprise Value for each respective transaction.

At its May 12, 2008 meeting, our Compensation Committee approved the following threshold, target and maximum award opportunities under the 2008 RSU Performance-Based Award Program for each of our named executive officers except for Mr. O’Neill, who did not receive an award opportunity, and Mr. Plenskofski, who had not yet joined the Company:

	2008 RSU Plan Award Opportunities ($Value)
Title	Threshold	Target	Maximum

F. Scott Kellman	$125,000	$250,000	$375,000
Salvatore (Torey) Riso	$62,500	$125,000	$187,500
Michael McDugall	$32,500	$65,000	$97,500

The award opportunities for our named executive officers took into consideration Watson Wyatt’s market study and our Compensation Committee’s understanding of the time devoted by each executive to Company related activities.

At its March 12, 2009 meeting, our Compensation Committee considered our performance against the financial and strategic goals established at the May 12, 2008 Compensation Committee and determined that the Company had failed to achieve the threshold goal for AFFO per share, but exceeded the maximum goal for portfolio mix by virtue of the fact that as of the end of 2008, the Company’s portfolio mix was 73% equity and 27% debt, exceeding the maximum objective of 71% equity/debt portfolio mix. In addition, our Compensation Committee determined that each of our named executive officers’ individual performance during 2008 merited the target level of achievement for the individual performance component under the program. Our Compensation Committee determined individual performance scores for Messrs. Riso and McDugall based in part on the recommendations of Mr. Kellman.

Based upon the above, our Compensation Committee determined that Messrs. Kellman, McDugall and Riso merited an award equal to 50% of their respective target awards. Mr. Riso received an award of RSUs with a fair market value on the date of grant equal to $62,500 based on our closing stock price on March 12, 2009 of $5.96 per share. Mr. McDugall received an award of RSUs with a fair market value on the date of grant equal to $32,500 based on our closing stock price on March 12, 2009 of $5.96 per share. The Compensation Committee recommended to our Board of Directors at its meeting on March 13, 2009 that Mr. Kellman receive an RSU award with a fair market value on such date equal to $125,000 based on our closing stock price on March 13, 2009 of $5.83 per share, and our Board of Directors, including all of our independent directors, approved such award. The RSUs granted to Messrs. Kellman, McDugall and Riso under the 2008 RSU Performance-Based Award Program will vest in equal installments on each of the first four anniversaries of the grant date.

2008-2010 Performance Share Plan Award for Mr. Kellman

On May 12, 2008, our Compensation Committee established the 2008-2010 Performance Share Plan, and determined to grant an award opportunity to Mr. Kellman. Under the 2008-2010 Performance Share Plan, Mr. Kellman was granted the opportunity to receive shares of common stock, the actual number of which will depend on our achievement of certain pre-determined financial and share return goals at the end of the three-year performance period. Any shares received in settlement of the award will be issued to Mr. Kellman in early 2011, without any further vesting requirements. With respect to the 2008-2010 performance period, the performance goals relate to our ability to meet both financial (compound growth in AFFO per share) and share return goals (total shareholder return (“TSR”) versus our healthcare equity and mortgage REIT peers). The design of the 2008-2010 Performance Share Plan is as follows:

		Threshold		Maximum
Metric	Weighting	(90% of Target)	Target	(110% of Target)

Compound Annual AFFO/Share Growth	50%	5%	7%	10%
TSR vs. Healthcare Equity REITs	25%	40th Percentile	Median	80th Percentile
TSR vs. Mortgage REITs	25%	40th Percentile	Median	80th Percentile

On May 12, 2008, our Compensation Committee established threshold, target and maximum levels of performance. If we meet the threshold level of performance, Mr. Kellman will earn 50% of the performance share grant, or 11,596 shares. If we meet the target level of performance, Mr. Kellman will earn 100% of the performance share grant, or 23,255 shares. If we achieve the maximum level of performance, Mr. Kellman will earn 200% of the performance share grant, or 46,510 shares.

RSU Grant to Mr. Plenskofski

Mr. Plenskofski joined the Company on July 8, 2008, and on August 6, 2008, our Compensation Committee approved a new hire RSU award to Mr. Plenskofski of 9,242 RSUs with a grant date fair market value equal to approximately $97,000 based on our closing stock price on August 6, 2008 of $10.50 per share. The RSUs would have vested in four equal installments, commencing on August 6, 2009. Mr. Plenskofski resigned from the Company in March 2009, and, as a result, this RSU award was forfeited.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this annual proxy statement.

Submitted by our Compensation Committee

J. Rainer Twiford (Chairman)
Gerald E. Bisbee, Jr., Ph.D.
Alexandra Lebenthal

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers by us in 2008 and 2007.

		Stock Awards(1)	Total
Name And Principal Position	Year	($)	($)

F. Scott Kellman	2007	$75,719	$75,719
Chief Executive Officer, President	2008	$256,881	$256,881
Robert O’Neill(2)	2007	$18,930	$18,930
Chief Financial Officer, Treasurer	2008	$0	$0
Frank E. Plenskofski(3)	2008	$0	$0
Chief Financial Officer, Treasurer
Michael P. McDugall	2007	$32,811	$32,811
Chief Investment Officer	2008	$65,609	$65,609
Salvatore (Torey) V. Riso Jr.(4)	2008	$18,058	$18,058
Chief Compliance Officer, Secretary

(1)	Amounts recognized by the Company for financial statement reporting purposes in the fiscal years ended December 31, 2007 and December 31, 2008 in accordance with FAS 123R. See Footnote 10 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007 and Footnote 14 to our Consolidated Financial Statements in our Annual Report on Form 10-K. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(2)	On July 8, 2008, Robert O’Neill resigned as Chief Financial Officer and Treasurer of the Company. Mr. O’Neill did not receive any equity compensation from the Company during 2008.

(3)	On July 8, 2008, the Board of Directors appointed Frank E. Plenskofski to the positions of Chief Financial Officer and Treasurer. Mr. Plenskofski received an RSU award with a value of $6,480 on August 6, 2008 in connection with this hiring. Mr. Plenskofski resigned from the Company in March 2009 and forfeited his RSU award.

(4)	Mr. Riso was not an executive officer in 2007.

Grants of Plan-Based Awards

The following table sets forth information about awards granted to our named executive officers by us during the fiscal year ended December 31, 2008.

					All Other			Grant
					Stock			Date
					Awards:			Fair
					Number of		Market	Value of
		Estimated Future Payouts Under			Shares of		Price on	Stock and
		Equity Incentive Plan Awards			Stock or		Grant	Option
	Grant	Threshold	Target	Maximum	Units		Date	Awards
Name	Date	(#)	(#)	(#)	(#)		($/Sh)	($)

F. Scott Kellman	4/08/2008(1)				35,000		$10.99	$384,650
	5/12/2008(2)				23,255		$10.75	$249,991
	5/12/2008(3)	11,627	23,255	34,883			$10.75	$249,991
	5/12/2008(4)	11,596	23,191	46,382			$10.75	$249,303
Robert O’Neill					—	(5)		—	(5)
Frank E. Plenskofski	8/6/2008(6)				9,242		$10.50	$97,041
Michael P. McDugall	5/12/2008(2)				3,720		$10.75	$39,990
	5/12/2008(3)	3,023	6,046	9,069			$10.75	$64,995
Salvatore (Torey) V. Riso, Jr.	5/12/2008(2)				16,279		$10.75	$174,999
	5/12/2008(3)	5,813	11,627	17,441			$10.75	$124,990

(1)	Special RSU grant, 50% of which vests on April 8, 2011 and the remaining 50% of which vests on April 8, 2012.

(2)	RSU awards which vest ratably over the four period from the grant date, beginning on May 12, 2009.

(3)	Awards under the 2008 Performance-Based RSU Award Program. The stock awards in the table above represent the threshold, target and maximum award opportunity levels expressed as a number of RSUs. Actual award levels were determined for each of the named executive officers except for Mr. Kellman on March 12, 2009, and for Mr. Kellman on March 13, 2009. Actual RSU awards granted were based upon our closing stock price on the date of such determination. See “Compensation Discussion and Analysis — 2008 Performance-Based RSU Award Program” for each named executive officer’s actual RSU award. RSUs awarded under the 2008 Performance-Based RSU Award Program vest in four equal installments on the anniversary of the grant date.

(4)	Award under the 2008-2010 Performance Share Plan. The stock award in the table above represents the target award opportunity for Mr. Kellman, expressed as a number of RSUs. See “Compensation Discussion and Analysis — 2008-2010 Performance Share Plan Award for Mr. Kellman” for a description of the threshold and maximum award levels potentially payable to Mr. Kellman under this plan.

(5)	Mr. O’Neill did not receive any equity awards in 2008.

(6)	Represents the new hire RSU award granted to Mr. Plenskofski on August 6, 2008. Mr. Plenskofski resigned from the Company in March 2009 and forfeited this award.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to all outstanding Care equity awards held by each named executive officer at the end of the fiscal year ended December 31, 2008.

		Market
	Number	Value of
	of Shares	Shares or
	or Units	Units of
	of Stock	Stock
	That Have	That Have
	Not	Not
Name	Vested (#)	Vested ($)(1)

F. Scott Kellman	40,000(2)	$311,600
	35,000(3)	$272,650
	23,255(4)	$181,156
Robert O’Neill	0(5)	$0
Frank E. Plenskofski	9,242(6)	$71,995
Michael P. McDugall	17,333(2)	$135,024
	3,720(4)	$28,979
Salvatore (Torey) V. Riso, Jr.	16,279(4)	$126,813

(1)	Based on the closing price of our common stock on the last business day of the fiscal year ended December 31, 2008 — $7.79.

(2)	Restricted stock awards granted at the time of our initial public offering which vest on June 27, 2010.

(3)	Special RSU award granted on April 8, 2008, 50% of which vests on April 8, 2011 and the remaining 50% of which vests on April 8, 2012.

(4)	RSU award granted on May 12, 2008, which vests in four equal installments on the anniversaries of the grant date.

(5)	Mr. O’Neill resigned from the Company on July 8, 2008.

(6)	New hire RSU award granted on August 8, 2008 which vests in four equal installments on the anniversaries of the grant date. Mr. Plenskofski resigned from the Company in March 2009 and forfeited his award.

Option Exercises and Stock Vested

We have not granted any stock options. The 10,000 shares of restricted stock granted to Mr. O’Neill at the time of our initial public offering vested due to his termination from our Manager (after he had resigned from Care) without cause. Apart from Mr. O’Neill, no restricted shares vested during the fiscal year ended December 31, 2008.

Pension Benefits

Our named executive officers received no benefits in fiscal year 2008 from us under defined pension or defined contribution plans.

Nonqualified Deferred Compensation

Our Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change in Control

Our named executive officers are employees of our Manager and therefore we generally have no obligation to pay them any form of cash compensation upon their termination of employment, except with respect to the restricted stock award agreements and RSU agreements.

The restricted stock award agreements and RSU agreements provide that any unvested portion of the award shall be immediately and irrevocably forfeited upon a termination of the employment of the named executive officer by the Manager; however, a termination of employment due to such officer’s death, disability, or due to a reduction in force shall not be deemed a termination that would result in a forfeiture, and, in those cases, any unvested portion of the restricted stock award or RSUs would become vested. “Disability” and “reduction in force” are each defined in the restricted stock award agreement and RSU agreements.

In addition, the restricted stock award agreements and RSU agreements provide that any “change in control” (as such term is defined in our 2007 Equity Plan) shall result in immediate vesting of any unvested portion of the restricted stock awards or RSUs, effective as of the date of such change in control.

In the event any of our named executive officers were terminated from employment from our Manager on December 31, 2008, and such termination was not in connection with a “disability” or “reduction in force,” then each of our named executive officers would forfeit all of the shares of restricted stock and RSUs granted to them.

In the event any of our named executive officers were terminated from employment from our Manager on December 31, 2008, in a termination connected with a “disability” or “reduction in force,” or we experienced a “change in control” on December 31, 2008, then each of our named executive officers would have immediately vested in all of the shares of restricted stock and RSUs that they hold, and they would have realized the values included in the “Outstanding Equity at Fiscal Year End” table above.

In addition, if Mr. Kellman is terminated for “cause”, as defined in his Performance Share Award Agreement, prior to the end of the 2008-2010 performance period, all shares awardable to him under the Performance Share Plan would be automatically forfeited. If Mr. Kellman is terminated for any reason other than for “cause” prior to the end of the 2008-2010 performance period, the Compensation Committee will determine the Company’s performance over the period ending on the date of Mr. Kellman’s termination and award Mr. Kellman a number of RSUs based on the Company’s performance during this prorated period.

If we experienced a “change in control” on December 31, 2008, the performance period would have been deemed to have completed as of such date, and the Company would have been deemed to have achieved target level performance, resulting in an award of 23,191 shares of common stock which would have had a fair market value as of December 31, 2008 of $180,658 based on our closing stock price on December 31, 2008 of $7.79 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of April 1, 2009, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our nominees for director, (3) each of our named executive officers who is not a director and (4) our nominees for director and named executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below shall be c/o Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017.

	Amount and Nature
	of Beneficial
	Ownership of	Percent of
Name	Common Stock	Total(1)

CIT Group Inc.(2) 505 5th Avenue, 6th Floor New York, New York 10017	8,024,040	40.0%
GoldenTree Asset Management LP(3) 300 Park Avenue, 21st Floor New York, New York 10022	4,360,454	21.8%
SAB Capital Management, L.P. (4) 767 Fifth Avenue, 21st Floor New York, New York 10022	2,828,399	14.1%
Morgan Stanley(5) 1585 Broadway New York, NY 10036	1,053,790	5.26%
F. Scott Kellman(6)	45,813	*
Flint D. Besecker(7)	25,864	*
Michael P. McDugall(8)	18,263	*
Salvatore (Torey) V. Riso Jr.(9)	4,069	*
Gerald E. Bisbee, Jr. Ph.D.(10)	15,196	*
Kirk E. Gorman(10)	17,696	*
Alexandra Lebenthal(10)	12,696	*
Karen P. Robards(10)	15,696	*
J. Rainer Twiford(10)	12,696	*
Steven N. Warden(11)	0	*
Paul F. Hughes(12)	0	*
All Director Nominees and Executive Officers as a Group (11 Persons)	167,989	*

*	The percentage of shares beneficially owned does not exceed one percent of the total shares of our common stock outstanding.

(1)	As of April 1, 2009, 20,044,717 shares of common stock were issued and outstanding and entitled to vote.

(2)	In an amendment to Schedule 13D filed on October 2, 2008, CIT Real Estate Holding Corporation and CIT Healthcare LLC, each located at 505 Fifth Avenue, 6 th Floor, New York, New York 10017, were deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 6,981,350 and 1,042,690 shares of our common stock, respectively. This amendment to Schedule 13D amended and supplemented the Schedule 13D originally filed on July 9, 2007 and was filed to report the grant to CIT Healthcare LLC of warrants to purchase 435,000 shares of our common stock pursuant to the Warrant (see “Certain Relationships and Related Transactions” below). By virtue of its 100% ownership of CIT Real Estate Holding Corporation and CIT Healthcare LLC, CIT Group Inc. was deemed to have shared voting and dispositive power over 8,024,040 shares of our common stock.

(3)	In a Schedule 13G filed on December 24, 2008, GoldenTree Asset Management LP was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 4,360,454 shares of our common stock. By virtue of serving as the general partner of GoldenTree Asset Management LP, GoldenTree Asset Management LLC was deemed to have shared voting and dispositive power over the shares held by GoldenTree Asset Management LP. Likewise, Mr. Steven A. Tananbaum, by virtue of serving as managing member to GoldenTree Asset Management LLC, was deemed to have shared voting and dispositive power over the shares held by GoldenTree Asset Management LP. In a Schedule 13G filed on March 4, 2009, GoldenTree Asset Management LP, GoldenTree Asset Management LLC and Mr. Steven A. Tananbaum, together with the Investment Manager and IMGP, reported that they have ceased to be “beneficial owners” of our common stock for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended.

(4)	In an amendment to Schedule 13G filed on February 17, 2009, SAB Capital Partners, L.P., SAB Capital Partners II, L.P., and SAB Overseas Master Fund, L.P., each located at 767 Fifth Avenue, 21st Floor, New York, New York 10153, were deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 2,015,013, 41,702 and 771,684 shares of our common stock, respectively. By virtue of serving as the general partner of each of the above companies, SAB Capital Advisors, L.L.C. was deemed to hold shared voting and dispositive power over 2,828,399 shares of our common stock. By virtue of serving as investment manager to each of the above companies, SAB Capital Management, L.P. was deemed to hold shared voting and dispositive power over 2,828,399 shares of our common stock. By virtue of serving as the general partner of SAB Capital Management, L.P., SAB Capital Management L.L.C. was deemed to have shared voting and dispositive power over 2,828,399 shares our common stock. By virtue of serving as the managing member of each of SAB Capital Management, L.P. and SAB Capital Management, L.L.C., Mr. Scott A. Bommer was deemed to have shared voting and dispositive power over 2,828,399 shares of our common stock.

(5)	In a Schedule 13G filed on February 17, 2009, Morgan Stanley, located at 1585 Broadway, New York, New York 10036, was deemed, pursuant to Rule 13d-1(b), to beneficially own 1,053,790 of our common stock.

(6)	In April 2008, Mr. Kellman received an award of 35,000 restricted stock units. 50% of the award will vest on April 8, 2011 and the remaining 50% will vest on April 8, 2012. Mr. Kellman does not have voting or dispositive power over these shares until he vests in the award, or until certain events relating to termination or change in control are triggered which may accelerate vesting. The award of 35,000 restricted stock units is therefore not included in Mr. Kellman’s beneficial ownership total in the table above. In March 2009, Mr. Kellman received an award of 21,440 restricted stock units that will vest in four equal installments on each of the grant date anniversaries beginning March 13, 2010. Mr. Kellman does not have voting or dispositive power over these shares until he vests in the award. The award of 21,440 restricted stock units is therefore not included in Mr. Kellman’s beneficial ownership total in the table above. The 45,814 shares listed in the table above represent 40,000 shares of restricted stock granted to Mr. Kellman at the time of our initial public offering, all of which vest on the third anniversary of the date of our initial public offering, and one quarter of the 23,255 restricted stock units granted to Mr. Kellman pursuant to the 2008 Equity Compensation Program on May 12, 2008 that vest annually in four equal installments beginning on May 12, 2009.

(7)	In April 2008 Mr. Besecker received a grant of 17,000 shares of restricted stock, which replaced the 30,000 shares of restricted stock awarded to Mr. Besecker under our 2007 Equity Plan upon the consummation of our initial public offering on June 22, 2007. Mr. Besecker forfeited the 30,000 shares of restricted stock when his resignation as president of our Manager became effective on May 1, 2008. The new grant of 17,000 shares of restricted stock will vest on June 27, 2010. In addition to the 17,000 shares of restricted stock, Mr. Besecker received grants totaling 6,575, of which 3,000 are restricted shares that vest in three equal installments beginning June 3, 2009 and 3,575 represent the unrestricted common stock component of the director’s annual retainer fee, which is paid quarterly in arrears.

(8)	In March 2009, Mr. McDugall received an award of 5,453 restricted stock units that will vest, subject to Mr. McDugall’s continued employment with our Manager, in four equal installments on each of the grant date anniversaries beginning on March 12, 2010. Mr. McDugall does not have voting or dispositive power over these shares until he vests in the award. The award of 5,453 restricted stock units is therefore not included in Mr. McDugall’s beneficial ownership total in the table above. The 18,263 shares listed in the table above represent shares of restricted stock that were granted at the time of our initial public offering (June 27, 2007), all of which vest on the third anniversary of the date of our initial public offering and one quarter of the 3,720 restricted stock units granted to Mr. McDugall on May 12, 2008 pursuant to the 2008 Equity Compensation Program that vest annually in four equal installments beginning on May 12, 2009.

(9)	In March 2009, Mr. Riso received an award of 10,486 restricted stock units that will vest, subject to Mr. Riso’s continued employment with our Manager, in four equal installments on each of the grant date anniversaries beginning on March 12, 2010. Mr. Riso does not have voting or dispositive power over these shares until he vests in the award. The award of 10,486 restricted stock units is therefore not included in Mr. Riso’s beneficial ownership total in the table above. The 4,069 shares listed in the table above represent one quarter of the 16,279 restricted stock units granted to Mr. Riso on May 12, 2008 pursuant to the 2008 Equity Compensation Program that vest annually in four equal installments beginning on May 12, 2009.

(10)	Includes 3,000 shares of restricted stock that were granted at the time of our initial public offering (June 22, 2007) and vest ratably over the three (3) years from the date of our initial public offering.

(11)	Mr. Warden was appointed to our Board of Directors on October 20, 2008, upon the resignation of Walter J. Owens. As of April 1, 2009, Mr. Warden does not beneficially own any of our shares.

(12)	Mr. Hughes was appointed as our Chief Financial Officer on March 17, 2009, upon the resignation of Frank. E. Plenskofski. As of April 1, 2009, Mr. Hughes does not beneficially own any of our shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis, except for the following: each of Mr. Bisbee, Mr. Gorman, Ms. Lebenthal, Ms. Robards and Mr. Twiford filed four (4) late reports with respect to four (4) transactions (the receipt of the stock component of the directors’ quarterly installment of their annual retainer) that took place during the fiscal years ended December 31, 2007 and December 31, 2008 and Mr. Besecker filed one (1) late report with respect to one (1) transaction (the receipt of the stock component of the director’s quarterly installment of his annual retainer). GoldenTree Asset Management LP, a beneficial owner of more than 10% of the Company’s registered stock filed seven (7) late reports with respect to seven (7) transactions.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2008, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

(c)
	(a)		Number of
	Number of	(b)	securities
	securities to be	Weighted	remaining
	issued upon	average	available for
	exercise of	exercise price of	future issuance
	outstanding	outstanding	under equity
	options, warrants	options, warrants	compensation
Plan category	and rights	and rights	plans

Equity compensation plans approved by security holders
2007 Equity Plan(1)	127,754	NA	383,303
2007 Manager Equity Plan	435,000	$17.00	282,945
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	562,754	NA	666,248

(1)	Our 2007 Equity Plan was adopted by our sole stockholder prior to our initial public offering on June 22, 2007. The number of shares in Column (a) includes 126,563 restricted stock units, as well as 23,191 performance shares that may be granted to Mr. Kellman if we achieve target level performance under the 2008-2010 Performance Share Plan. See “Compensation Discussion and Analysis — 2008 Equity Compensation Program” above. On March 12-13, our Compensation Committee granted an additional 49,961 RSUs to our executive officers and employees pursuant to the 2008 Performance-Based RSU Award Program.

(2)	Our 2007 Manager Equity Plan was adopted by our sole stockholder prior to our initial public offering on June 22, 2007. The number of shares in Column (a) represents shares issuable upon exercise of a warrant that we granted to our Manager on September 30, 2008. See “Certain Relationships and Related Transactions” below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures With Respect to Related Party Transactions

It is the policy of our Board of Directors that all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% of more of our outstanding stock) had or will have a direct or indirect material interest) shall be subject to approval or ratification by the Audit Committee in accordance with the following procedures.

Each party to a potential related party transaction is responsible for notifying our Manager’s legal department of the potential related person transaction in which such person or any immediate family member of such person may be directly or indirectly involved as soon as he or she becomes aware of such transaction. Our Manager’s legal department will determine whether the transaction should be submitted to the Audit Committee for consideration. The Audit Committee will then review the material facts of the transaction and either approve or disapprove of the entry into such transaction.

Contribution Agreement

In connection with our initial public offering, we and our Manager entered into a contribution agreement on June 27, 2007, pursuant to which our Manager contributed a portfolio of initial assets to us and we issued to our Manager shares of our common stock and cash. We determined that the fair value of the assets contributed was approximately $283.1 million on June 27, 2007, inclusive of approximately $4.6 million in premium. The initial assets were acquired in exchange for approximately $204.3 million in cash from the proceeds of our initial public offering and 5,256,250 restricted shares of our common stock at a fair value of approximately $78.8 million. We recorded each initial asset we purchased at its estimated fair value.

Management Agreement

In connection with our initial public offering, we entered into a Management Agreement with our Manager, which describes the services to be provided by our Manager and its compensation for those services. Under the Management Agreement, our Manager, subject to the oversight of our board of directors, is required to conduct our business affairs in conformity with the policies and the investment guidelines that are approved by our Board of Directors. The Management Agreement has an initial term expiring on June 30, 2010, and will automatically be renewed for one-year terms thereafter unless terminated by us or our Manager.

On September 30, 2008, we amended (the “Amendment”) the Management Agreement between ourselves and the Manager. Pursuant to the terms of the Amendment, the Base Management Fee (as defined in the Management Agreement) payable to the Manager under the Management Agreement is reduced from a monthly amount equal to 1/12 of 1.75% of the Company’s equity (as defined in the Management Agreement) to a monthly amount equal to 1/12 of 0.875% of the Company’s equity. In addition, pursuant to the terms of the Amendment, the Incentive Fee (as defined in the Management Agreement) payable to the Manager pursuant to the Management Agreement was eliminated and the Termination Fee (as defined in the Management Agreement) payable to the Manager upon the termination or non-renewal of the Management Agreement shall be equal to the average annual Base Management Fee as earned by the Manager during the immediately preceding two years, but in no event shall the Termination Fee be less than $15.4 million. No termination fee is payable if we terminate the Management Agreement for cause.

In consideration of the Amendment and for the Manager’s continued and future services to the Company, the Company granted the Manager warrants to purchase 435,000 shares of the Company’s common stock at $17.00 per share (the “Warrant”) under the 2007 Manager Equity Plan. The Warrant, which is immediately exercisable, expires on September 30, 2018.

For the period ended December 31, 2008, we recognized $4.1 million in management fee expense related to the base management fee, and our Manager was not eligible for an incentive fee.

Mortgage Purchase Agreement

On September 30, 2008, we entered into a Mortgage Purchase Agreement (the “MPA”) with our Manager in order to secure a potential additional source of liquidity. Pursuant to the MPA, we have the right, but not the obligation, to cause the Manager to purchase our current senior mortgage assets (the “Mortgage Assets”) at their then-current fair market value, as determined by a third party appraiser. However, the MPA provides that in no event shall the Manager be obligated to purchase any Mortgage Asset if (a) the Manager has already purchased Mortgage Assets with an aggregate sale price of $125.0 million pursuant to the MPA or (b) the third-party appraiser determines that the fair market value of such Mortgage Asset is greater than 105% of the then outstanding principal balance of such Mortgage Asset. We may exercise our rights under the MPA with respect to any or all of the Mortgage Assets identified in the MPA at any time or from time to time until the MPA expires on September 30, 2009. There can be no assurance that we will be able to sell our loans to our Manager at attractive prices, or that our Manager will not refuse to or be unable to honor its commitment under the MPA.

Pursuant to the MPA, we have sold two separate loans with carrying amounts of $24.8 million and $27.0 million for total proceeds of $44.9 million. The sale of the first loan closed in November of 2008 and the company recorded a loss on the sale of $2.4 million in the consolidated statement of operations for the year ended December 31, 2008. The second loan closed in February of 2009 at a loss of $4.9 million. As a result of these sales under the MPA, $80.1 million remains available under the MPA, subject to the conditions of the MPA.

Warrant

In consideration of the Amendment and for the Manager’s continued and future services to the Company, the Company granted the Manager warrants to purchase 435,000 shares of the Company’s common stock at $17.00 per share (the “Warrant”) under the 2007 Manager Equity Plan. The Warrant, which is immediately exercisable, expires on September 30, 2018.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of Bank of New York-Mellon at an aggregate estimated cost of $4,500 plus out-of-pocket expenses.

Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.  Under the rules of the SEC, if a stockholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2010 annual meeting of stockholders, the proposal must be received at our executive offices located at Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017, Attn: Salvatore (Torey) Riso, Secretary and Chief Compliance Officer no later than 5:00 p.m., Eastern Time, on December 31, 2009.

Proposals to be Offered at an Annual Meeting.  Under our amended and restated bylaws, and as permitted by the rules of the SEC, certain procedures are provided which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing by certified mail to the Secretary of the company at our executive offices located at Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017, Attn: Salvatore (Torey) Riso, Secretary and Chief Compliance Officer. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2010 Annual Meeting no earlier than 150 days prior to the first anniversary of the date of mailing of the Notice for the 2009 Annual Stockholders Meeting and no later than 120 days in advance of such date. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the Company’s amended and restated bylaws and the proxy rules under the SEC.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify us, by directing your written request to: Care Investment Trust Inc., 505 Fifth Avenue, 9th Floor, New York, New York 10017, Attn: Salvatore (Torey) Riso, Secretary and Chief Compliance Officer, Phone Number (212) 771-9516.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

Other Matters

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of our Board of Directors

Salvatore (Torey) Riso
Secretary and Chief Compliance Officer

New York, New York
April 30, 2009

Appendix A

DEFINITION OF INDEPENDENT DIRECTOR

For purposes of this definition, “immediate family member” shall include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

A director shall be an “independent director” if such director:

1.	is affirmatively determined by the Board, after consideration of all relevant facts and circumstances, as having no material relationship with Care[1] (either directly or as a partner, shareholder or officer of an organization that has a relationship with Care);

2.	is not currently, and has not at any time during the prior three years been, an employee of Care or any of its affiliates;

3.	does not have an immediate family member who is, or has been in the prior three years, an executive officer of Care or any of its affiliates;

4.	does not receive compensation, directly or indirectly, from Care for services rendered as a consultant or in any capacity other than a director, except for an amount that does not exceed the dollar amount (currently $120,000) for which disclosure would be required under Item 404(a) of Regulation S-K, and does not possess an interest in any other transaction for which disclosure would be required pursuant to Item 404(a) of Regulation S-K;

5.	does not receive, and no immediate family member of such director receives, and has not at any time during the prior three years received, more than $100,000 during any twelve-month period in direct compensation from Care or any of its affiliates, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

6.	is not affiliated with or employed by, and no member of such director’s immediate family is affiliated with or employed by, and has not within the prior three years been affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Care or any of its consolidated subsidiaries;

7.	is not employed, and no immediate family member of such director is employed, and has not within the prior three years been employed as an executive officer of another company where any of Care’s present executives serves on that company’s compensation committee;

8.	is not an executive officer or an employee, and no immediate family member of such director is an executive officer, of another company (A) that has made payments to Care in an amount which, in any of the last three fiscal years, accounts for at least 2% or $1 million, whichever is greater, of Care’s consolidated gross revenues, or (B) that has received payments from Care in an amount which, in any of the last three fiscal years, accounts for at least 2% or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

9.	is not a former employee of Care who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year;

10.	has never been an officer of Care; and

11.	does not receive remuneration from Care, either directly or indirectly, in any capacity other than as a director, as such is more fully described in 26 CFR §1.162-27.

 1    For purposes of determining independence, all references to Care shall mean Care Investment Trust Inc. and each of its consolidated subsidiaries, if any.

A-1

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site CARE INVESTMENT TRUST INC. and follow the instructions to obtain your records and to create an electronic 505 FIFTH AVE. voting instruction form. 9TH FLOOR ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS NEW YORK, NY 10017 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M14105-P79863 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CARE INVESTMENT TRUST INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the THE BOARD OF DIRECTORS UNANIMOUSLY number(s) of the nominee(s) on the line below. RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. 0 0 0 1. Directors’ proposal — Election of directors: Nominees: 01) Flint D. Besecker 05) Karen P. Robards 02) Gerald E. Bisbee, Jr., Ph.D. 06) J. Rainer Twiford 03) Kirk E. Gorman 07) Steven N. Warden 04) Alexandra Lebenthal For Against Abstain 2. Directors’ proposal - Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered 0 0 0 public accounting firm for the fiscal year ending December 31, 2009. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please sign this proxy card and return it promptly, whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M14106-P79863 CARE INVESTMENT TRUST INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 9, 2009 This proxy card is solicited on behalf of The Board of Directors for the Annual Meeting of Stockholders on June 9, 2009 The undersigned hereby appoints F. Scott Kellman, Paul F. Hughes and Salvatore (Torey) Riso, and each of them, as proxies, with full power of substitution, to vote all of the undersigned’s shares of Care Investment Trust Inc. Common Stock at the Annual Meeting of Stockholders to be held on Tuesday, June 9, 2009 at 10:00 a.m. (EDT) at CIT Global Headquarters, 505 Fifth Avenue, Seventh Floor, Room C/D, New York, New York 10017, and any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any direction indicated on the reverse side of this card. The shares of Common Stock you beneficially own will be voted as you specify. If no directions are given, the proxies will vote FOR Proposals 1 and 2. The proxies, in their discretion, are further authorized to vote (i) for the election of a person to the Board of Directors if any nominee named herein becomes unable or unwilling to serve, and (ii) on any other matter that may properly come before the meeting. Your vote for the election of directors should be indicated on the reverse side of this proxy card. Nominees for directors are: Flint D. Besecker, Gerald E. Bisbee, Jr., Ph.D., Kirk E. Gorman, Alexandra Lebenthal, Karen P. Robards, J. Rainer Twiford and Steven N. Warden. Your vote on the ratification of the independent registered public accounting firm should also be indicated on the reverse. (Continued and to be marked, dated and signed, on the other side)